Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DRS Technologies, Inc.:

We consent to the use of our reports dated June 9, 2006, with respect to the consolidated balance sheets of DRS Technologies, Inc. and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2006 and the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated herein by reference.

Our report dated June 9, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of DRS Technologies, Inc. and subsidiaries excludes an evaluation of internal control over financial reporting of Engineered Support Systems, Inc. and Codem Systems, Inc., acquired businesses.

/s/ KPMG LLP

Short Hills, New Jersey

August 25, 2006